Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

•                  PROVIDES UPDATE FOR ADVERSE TAX RELATED EXPENSES

•                  REITERATES 2017 GUIDANCE

IRVING, TEXAS — February 10, 2017 — Fluor Corporation announced today that it expects fourth quarter results, scheduled to be released on February 17, to include non-cash adverse tax effects of $45 million, or $0.32 per diluted share, as a result of the inability to deduct or otherwise benefit certain foreign losses. The primary reason for these adverse effects is new IRS regulations (under section 987 of the code) issued on December 7, 2016, which will limit the deductibility of foreign currency translation losses in certain foreign subsidiaries. These foreign subsidiaries are those which operate in a currency other than the U.S. dollar, for tax purposes are branches of United States entities and, accordingly, whose profits and losses are otherwise fully taxable in the United States.

Also significantly contributing to the adverse tax effects are losses of other foreign subsidiaries for which tax benefit cannot be provided in the current period. These losses are primarily related to organizational realignment activities.

Including the adverse tax effects, the Company expects to report fourth quarter net profit from continuing operations of $70 million, or $0.50 per fully diluted share. Excluding the adverse tax effects, the company expects to report a net profit from continuing operations of $115 million, or $0.82 per diluted share for the fourth quarter of 2016.

2017 Outlook

The Company is maintaining its EPS guidance for 2017 at the previously announced range of $2.75 to $3.25 per diluted share.

Fourth Quarter and Year-End Conference Call

Fluor will provide additional detail on its financial and operational results on a conference call at 9:00 a.m. Eastern time on Friday, February 17, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. A supplemental slide presentation will be available shortly before the call begins. The webcast and presentation will be archived for 30 days following the call.

Non-GAAP Financial Measure

This press release contains a discussion of earnings from continuing operations (and net earnings per diluted share), excluding the adverse tax effects on certain foreign losses that would be deemed a non-GAAP financial measure.  The company believes the exclusion of the impact from these tax effects is appropriate because it allows investors to better evaluate the company’s earnings from operations and make meaningful period-over-period comparisons.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents. For more than a century, Fluor has served our clients by delivering innovative and integrated solutions across the globe. With headquarters in Irving, Texas, Fluor ranks 155 on the FORTUNE 500 list with revenue of $18.1 billion in 2015 and has more than 60,000 employees worldwide. For more information, please visit www.fluor.com or follow us on Twitter @FluorCorp.